Exhibit 6.10

DocuSign Envelope ID: 2670A199-C951-4CEC-85A0-A452CF627317

THIS IS A LEGALLY BINDING AGREEMENT. IF NOT UNDERSTOOD, SEEK LEGAL ADVICE.
The REALTOR® negotiating this Agreement is a member of the Nebraska REALTORS® Association and as such is governed by its Code of Ethics and Rules and Regulations.

RESIDENTIAL PURCHASE AGREEMENT

Rely Real Estate 1105 Norfolk Ave., Norfolk, NE 68701 January 11, 2024
(Firm and address) *(date)*

Agency Confirmation: The following agency relationship(s) are hereby confirmed for this transaction.

Agent: Customer only
of Rely Real Estate *(company)*
(402)649-2516 *(agent's cell)*

Is the agent of: ☐ Seller exclusively ☒ Buyer exclusively ☐ both the Buyer and Seller (Limited Dual Agent)

Agent: ____________________
of ____________________ *(company)*
____________ *(agent's cell)*

Is the agent of: ☒ Seller exclusively ☐ Buyer exclusively ☐ both the Buyer and Seller (Limited Dual Agent)

The undersigned, as Buyer, agrees to purchase the following property on the following terms:

1. **Address:** 7923 N 93rd, Omaha, NE 68122

2. **Legal Description:** LAKE CUNNINGHAM VILLAGE LOT 162 BLOCK 0

3. **Personal Property.** The purchase price includes all fixtures permanently attached to the real estate. The personal property to be included is as follows: oven/range, refrigerator, microwave, dishwasher, all ceiling fans garage remotes and controls, water heater, all attached light fixtures

4. **Price and Financial Terms.** Buyer agrees to pay the total purchase price of $360,000.00 as follows:
There shall be an earnest money deposit in the amount of $ 2,500.00 , which shall be applied to the purchase price upon closing. The earnest money deposit shall be made payable and delivered to:

☒ Escrow Agent ☐ Buyer's Broker ☐ Listing Broker ☐ Seller ☐ Other ____________

Earnest money deposit shall be paid within 72 hours or before the end of the next banking day, unless all parties specifically agree otherwise hereinafter:

☐ (Optional) Buyer and Seller specifically agree the earnest money deposit shall be paid within ______ days of acceptance of this Purchase Agreement.

Balance of the purchase price to be paid per the following paragraph(s): ____________________. If the earnest money deposit is not paid by the deadline above, this agreement is void.

☐ **A. Cash at Closing – No Financing Being Required:** Balance of $ ____________ shall be paid in cash, or by certified or cashier's check at time of closing. Buyer to provide Seller a letter from a government regulated depository showing evidence of said funds within 7 calendar days of acceptance of this offer or this offer shall be null and void with the earnest money forfeited to the Seller.

☐ **B. Contingent Upon Loan:** Balance of $ ____________ shall be paid in cash, or by certified or cashier's check at time of closing, contingent upon Buyer's ability to obtain a loan, to be secured by deed of trust, on above described Property in the amount of

Page 1 of 7
© 2022 Nebraska REALTORS® Association

Seller: DS ____ / ____ Buyer: DS ____ / ____
Date: 01/11/2024 Date: 01/11/2024

Rely Real Estate, 1105 Norfolk Ave. Norfolk NE 68701 Phone: 4023718085 Fax: 7931 N 93rd Street
Jade Lafleur Produced with zipForm® by zipLogix 18070 Fifteen Mile Road, Fraser, Michigan 48026 www.zipLogix.com

DocuSign Envelope ID: 2670A199-C951-4CEC-85A0-A452CF627317

$ ______________________ . The loan shall be ☐ VA, ☐ FHA, ☐ CONVENTIONAL, ☐ P.M.I., ☐ N.I.F.A., ☐ RURAL DEVELOPMENT OR ______________________ with terms providing for an initial interest rate not to exceed ________ % per annum, plus mortgage insurance, if required, with a term of no less than NA years. Buyer agrees to make application for the loan within 7 calendar days of acceptance of this offer, sign all papers, pay all costs, except as provided herein, and to establish escrow reserves for taxes and insurance if required by Lender. Buyer agrees to pay all loan fees, closing costs and prepaid items required by Lender (subject to paragraph 4C). If the original loan application is denied, the Buyer authorizes and shall instruct the Lender to immediately notify in writing all real estate licensees involved in the transaction. Upon written notice of denial by the lender, this Purchase Agreement shall be void and the earnest money will be refunded to Buyer (subject to paragraph 25) unless Seller and Buyer mutually agree in writing within five (5) calendar days from receipt of notification of loan denial that an additional loan application will be made or that additional loan information will be submitted to the original Lender. Seller shall have the right to cancel this after NA calendar days from the acceptance of this Agreement, unless they have received either a non-contingent loan commitment or a loan commitment with all contingencies satisfied. In the event of Seller's cancellation, the earnest money (subject to paragraph 25) shall be returned to the Buyer.

☐ **C. Seller Contribution:** At closing, Seller shall pay or reimburse Buyer for the payment of Buyer's loan fees, closing costs, inspection fees and/or prepaid items as allowed by lender up to $ ______________ or ____________ % of purchase price.

☐ **D. Contingent Upon Closing:** This offer is Contingent upon Buyer first obtaining the proceeds from the closing of the Buyer's Property located at ______________________________________ , scheduled to close on ____________________ . If such closing does not occur on or before such date, this offer shall be null and void and the earnest money shall be returned to the Buyer (subject to paragraph 25).

☐ **E. Contingent Upon Sale and Closing:** This offer is contingent upon the sale and closing of Buyer's property located at: ________

(See attached ______________________________ Addendum).

☐ **F. Assumption of Existing Loan, Seller Financing or Other Financing Terms.** (See attached ______________ Addendum).

5. Other Provisions. This is a promissory note. No client agency, only customer.

6. Title. Seller agrees to convey marketable title to Buyer by warranty deed or no other free and clear of all liens, encumbrances, special assessments levied or assessed and subject to all easements and restrictions or covenants now of record. Buyer shall be furnished a current title insurance commitment before closing and a title insurance policy insuring good and marketable title.

Title policy shall be: ☒ ALTA basic owner's policy ☐ ALTA expanded coverage

The cost of the title insurance shall be paid as follows:

☒ Title Insurance policy paid by: (select one)	☐ Seller	☐ Buyer	☒ Divided equally
☐ Lenders Policy paid by: (select one)	☐ Seller	☐ Buyer	☐ Divided equally
☐ Endorsements paid by: (select one)	☐ Seller	☐ Buyer	☐ Divided equally

Buyer selects ______________________________ as the title insurance company.

Buyer agrees that should a valid title defect exist, Seller has a reasonable time to correct said defect, not to exceed 30 calendar days from the date of the title commitment. If the title defects are not cured within such time frame, the Buyer may declare this Agreement null and void, and be entitled to full return of the earnest money (subject to paragraph 25). Seller agrees to pay any assessments for items such as paving, curbing, sidewalk or utilities previously constructed, now under construction, or ordered to be constructed by public authority not yet assessed. The documentary stamp tax shall be paid by the Seller.

7. SID Disclosure. ☐ If checked, the property is located in a Sanitary Improvement District. Buyer understands: i) sanitary and improvement districts are located outside the corporate limits of any municipality; ii) residents of sanitary and improvement districts are not eligible to vote in municipal elections; and, iii) owners of property located within sanitary and improvement districts have limited access to services provided by nearby municipalities until and unless the property is annexed by the municipality.

Further disclosures are attached. [ ] [ ] (Buyers initial if checked)

Seller: DS ____ / ____ Buyer: DS ____ / ____
Date: 01/11/2024 Date: 01/11/2024

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© 2022 Nebraska REALTORS® Association
Produced with zipForm® by zipLogix 18070 Fifteen Mile Road, Fraser, Michigan 48026 www.zipLogix.com
7931 N 93rd Street

8. Condominium Disclosure. If checked, the property is a condominium unit. Buyer acknowledges receipt of the public offering statement or the declaration, the bylaws, the rules or regulations of the association and information required by 76-884 NRS unless such transfer is exempt under 76-878 NRS. 9. Lead-Based Paint Disclosure. If checked, the house upon the property was built prior to 1978. Attached hereto is a statement, disclosure and acknowledgement regarding lead based paint which is incorporated herein by this reference. 10. Seller Property Condition Disclosure. Buyer acknowledges receipt of the Seller Property Condition Disclosure Statement dated .. 11. Condition of Property. This Agreement is based upon Buyer’s personal inspection or investigation of Property and not upon any representation or warranties of condition by Seller or any Agent involved in this transaction. If finished square footage, location of property lines, age, school district, lot size, condition of improvements or any other factor is important to Buyer’s decision to purchase, Buyer acknowledges he has been advised to make independent investigation. Buyer agrees to accept Property in its present condition, except as provided in this Agreement. 12. Inspections. (check one) Buyer Waives All Inspections: Buyer accepts the property “AS IS”. However, Buyer does not waive, release or relinquish any right or claim Buyer may have by reason of any misrepresentation or fraudulent concealment by Seller. OR Contingent Upon Inspection: This offer is Contingent upon Buyer obtaining proof of insurability and any inspections of the real estate and personal property to be sold. All inspections are at Buyer’s expense unless contrary to Paragraph 4C. All requested inspections must be completed by the inspection deadline. Buyer shall have ten (10) calendar days from date of acceptance to complete inspections (inspection deadline). Buyer shall have three (3) calendar days after the inspection deadline, to give written notice to the Seller of any unsatisfactory conditions of the property (notice deadline). Buyer and Seller shall have five (5) calendar days from the notice deadline to resolve any unsatisfactory condition(s) in writing (resolution deadline). If the Buyer fails to give notice by the notice deadline then the Buyer agrees to accept the property “AS IS”. However, Buyer does not waive, release or relinquish any right or claim Buyer may have by reason of any misrepresentation or fraudulent concealment by Seller. If Buyer gives notice of unsatisfactory conditions by the notice deadline and Buyer and Seller fail to resolve the unsatisfactory conditions in writing by the resolution deadline then this agreement is null and void. Inspections may include, but are not limited to, the following: Home, Radon , Well & Septic, Survey, Roof, HVAC, Electrical, Plumbing, Structural, Mold, Flood Plain , Insurability/CLUE, Sex Offender Registry If checked, Buyer requests a termite and wood destroying insect inspection of the property and all buildings thereon at Buyer's expense. Cost of said inspection to be paid by Seller in the event of a VA Loan. Should evidence of termites or wood destroying insects be found, the property shall be treated at Seller’s expense by a commercially licensed applicator who has met the certification requirement of the Nebraska Pesticide Act for treatment of termites and wood destroying insects. If visible evidence of previously treated infestation, which is now inactive, is found, treatment shall not be required. Should damage from such insects be found, the damage shall be corrected at Seller’s expense. However, if the cost required for repairs exceeds 1% of the purchase price, either Seller or Buyer may rescind this agreement. 13. Utilities. Seller agrees to have the following utilities turned on, if not currently on, for inspections and/or appraisal. Electric Gas Water Other 14. Access to Property. Seller shall provide reasonable access to Buyer, Buyer’s inspectors or agents to timely fulfill this Agreement and to representatives of Buyer’s lender to accommodate financing. 15. Compliance with Law. Seller shall comply with all federal, state and local laws applicable to the sale or transfer of the property, including but not limited to installing smoke detectors and carbon monoxide detectors. 16. Maintenance/Repairs/Replacements, Cost to Seller. Seller agrees to maintain the property in its condition on the date hereof until initial delivery of possession which maintenance shall include, but not be limited to: the building, heating, air conditioning, water heater, sewer, plumbing, electrical system, underground sprinkler system, personal property, lawn care and snow removal. 17. Final Walk Through. Buyer shall have the right to make a final inspection of the property prior to closing to assure that all conditions of this Agreement have been met. 18. Responsibility of Insurance and Risk of Loss. Seller shall insure the property for fire, wind, hail, explosion, water or any other cause at no less than purchase price until closing. Risk of loss or damage to Property, prior to closing, shall be the responsibility of Seller. Page 3 of 7 Seller: Buyer: / / © 2022 Nebraska REALTORS® Association Date: Date: Produced with zipForm® by zipLogix 18070 Fifteen Mile Road, Fraser, Michigan 48026 www.zipLogix.com NA X 01/11/2024 01/11/2024 7931 N 93rd Street DocuSign Envelope ID: 2670A199-C951-4CEC-85A0-A452CF627317

If prior to closing the structure on the Property is materially damaged, Seller shall immediately notify the Buyer in writing of the damage. Buyer, at Buyer’s choice, may: 1) Rescind this Agreement OR 2) Take the property subject to the damage with the Seller paying to the Buyer the insurance proceeds and deductible for the restoration of the property or at a price discounted by the cost of restoration of the premises. 19. Home Warranty Acknowledgement: Buyer has been advised of the availability of a Home Warranty, and selects the following: Home warranty accepted and paid by Plan Selected ; Cost is $ Home warranty coverage declined by Buyer. New Construction: New construction shall have the warranties implied by law, specifically made by suppliers of materials/appliances, or specifically tendered by the contractor. The BROKER and its AGENTS make no warranties as to the quality of construction or materials. 20. Real Estate Taxes and Prorations. Seller shall pay all taxes for the years prior to the year of closing. Taxes for the year of closing together with interest, rents and homeowners’ association dues, prepaid utilities and heating fuel, if any, shall be prorated to the date of closing. Taxes shall be prorated based upon the county assessor’s valuation at the date of closing and the most recently certified mill levy. 21. Closing and Possession. The closing of the sale shall be on or before the day of Possession of Property shall be given upon closing. This Agreement shall in no manner be construed to convey the Property or to give any right of possession. 22. Escrow Closing. Buyer and Seller agree that the closing of the sale may be handled by an escrow agent. If so, any broker holding the earnest money or other trust funds is authorized to transfer such items to the escrow agent. All documents and other items received by any broker in connection with the sale shall also be transferred to the escrow agent. After the transfer, a broker shall have no further responsibility or liability to Buyer or Seller to account for funds or preparation of documents in connection with the closing of the sale. Escrow agent will not be required to disburse funds, deliver or record any documents until it has received sufficient certified funds or equivalent and all terms of this Agreement have been satisfied. Escrow closing charges shall be equally divided between Buyer and Seller. If Buyer’s loan is a government-regulated loan, which prohibits Buyer from paying such fees, they shall be paid by Seller. 23. Compensation. Buyer agrees to pay selling broker compensation of $ at closing. The compensation will be collected in all cases except (a) if Buyer secures a loan to purchase the Property that does not allow Buyer to pay such compensation or (b) buyer has previously agreed to pay selling broker fixed compensation pursuant to an agreement entered into with selling broker. If this compensation is paid by Buyer to selling broker, Seller and Buyer agree that selling broker, which may be the same as the listing broker, may collect compensation from both Seller and Buyer. 24. Counterparts, E-Mail, and Fax Transmission. This Agreement may be executed in one or more counterparts, each of which is deemed to be an original hereof, and all of which shall together constitute one and the same instrument. The facsimile or e-mail transmission of a signed copy hereof or any counter offer to the other party or their agent with confirmation of transmission shall constitute delivery. If requested, parties agree to confirm delivery by mail or personal delivery of a signed copy to the other party or their agent. 25. Default, Rescission, Failure of Contingency or Termination. If Buyer defaults on the performance of this Agreement, Seller may, at Seller’s option, retain the earnest money as liquidated damages for such failure, or utilize such other legal remedies as are available to Seller by reason of such failure. If this Agreement is void by failure of contingency or is rescinded or terminated by either party without fault as allowed hereby, each party shall bear their costs and the earnest money shall be refunded to the Buyer. 26. Do Not Call Provision. Seller and Buyer authorize telephone, facsimile and other electronic means of contact by individuals on behalf of the Seller’s broker and Buyer’s broker, if different, as well as other service providers in the transaction. 27. Addenda. The attached addenda shall be made a part of the Purchase Agreement. (List Addenda) (Seller / Buyer / ) Page 4 of 7 Seller: Buyer: / / © 2022 Nebraska REALTORS® Association Date: Date: Produced with zipForm® by zipLogix 18070 Fifteen Mile Road, Fraser, Michigan 48026 www.zipLogix.com X ---- 01/11/2024 01/11/2024 7931 N 93rd Street DocuSign Envelope ID: 2670A199-C951-4CEC-85A0-A452CF627317

28. Acceptance Date. This offer shall expire on (date) at o'clock , (hour in the time zone of the office of the Seller’s agent) and be automatically null and void unless prior to the time of expiration, Seller’s written acceptance is delivered to the Buyer’s limited agent or their Broker’s office or the Buyer. 29. Mediation and Arbitration. [If checked] (a) Disputes. The term “Dispute” shall include, without limitation, any controversy, complaint, dispute, claim or disagreement relating to or arising out of the brokerage relationship or the construction, interpretation, enforcement, or breach of the terms of this Agreement. (b) Mediation. In the event of any Dispute, any party to the Dispute may seek non-binding mediation in an attempt to resolve the Dispute by giving 15 days written notice of a request for such mediation to all other parties to the Dispute. The request for mediation must be made within 360 days after the party making the request knew, or exercising reasonable diligence and care, should have known, of the Dispute. In no case shall such request be made after the statute of limitations on a civil suit based on the Dispute would have run. Such mediation shall be held in Nebraska. Such mediation may be administered by the American Arbitration Association and shall be conducted according to the American Arbitration Association’s Commercial Rules-Real Estate Industry Arbitration Rules (Including a Mediation Alternative) or such other mediation service versed in real estate practices of the locality. (c) Arbitration. Any Dispute that is not resolved by informal settlement or mediation shall be resolved exclusively by binding arbitration. Such arbitration shall be held in Nebraska. Such arbitration shall be administered by the American Arbitration Association and shall be conducted according to the American Arbitration Association’s Commercial Rules-Real Estate Industry Arbitration Rules (Including a Mediation Alternative). The arbiter(s) shall apply Nebraska substantive and procedural law to the arbitration proceeding. Arbitration shall be commenced by written demand made by any one or more of the parties to the Dispute given to all other parties to the Dispute. The demand for arbitration must be in writing and must be given by personal delivery or certified mail, return receipt requested, within 360 days after the party making the demand knew, or exercising reasonable diligence and care, should have known, of the Dispute. Notwithstanding the previous sentence, in the case that the parties unsuccessfully attempt mediation to resolve a Dispute, the demand for arbitration shall be made within 60 days of the final mediation session. However, in no case shall such demand be made after the statute of limitations on a civil suit based on the Dispute would have run. The prevailing party shall be entitled to costs and fees of the arbitration and, in the discretion of the arbitrator who shall take into account the relative merits of the opponent’s case, the arbiter may award attorney’s fees to the prevailing party. (d) Provisional Remedies. The filing of a judicial action to enable the reporting of a notice of pending action, for order of attachment, receivership, injunction, or other like provisional remedies, shall not constitute a waiver of mediation or arbitration under this provision, nor shall it constitute a breach of the duty to arbitrate. (e) Exclusions. The terms of paragraph 29 shall not apply to: (1) Any complaint of violation of the Code of Ethics of the National Association of REALTORS®; (2) Foreclosure or other action or proceeding to enforce a deed of trust, mortgage or land contract; or (3) The filing or enforcement of a construction or similar lien. (4) An action filed and held in “Small Claims Court” as defined in Neb. Rev. Stat. 25-2801 to 25-2804, provided, however, any attempt to transfer a matter filed in small claims court to county court shall be subject to paragraph 30. (f) Waiver. BY SIGNING THIS PURCHASE AGREEMENT, THE PARTIES AGREE THAT EVERY DISPUTE DESCRIBED ABOVE THAT IS NOT RESOLVED BY INFORMAL SETTLEMENT OR MEDIATION WILL BE DECIDED EXCLUSIVELY BY ARBITRATION AND THAT ANY ARBITRATION DECISION WILL BE FINAL AND BINDING. THE PARTIES AGREE THAT THEY WILL RECEIVE ALL THE RIGHTS AND BENEFITS OF ARBITRATION, BUT ARE GIVING UP RIGHTS THEY MIGHT HAVE TO LITIGATE THOSE CLAIMS AND DISPUTES IN A COURT OR JURY TRIAL, OR TO PARTICIPATE AS A REPRESENTATIVE OR MEMBER OF ANY CLASS OF CLAIMANTS IN CONNECTION WITH ANY SUCH DISPUTES. NO PARTY TO THIS AGREEMENT SHALL BE ENTITLED TO JOIN OR CONSOLIDATE DISPUTES BY OR AGAINST OTHERS IN ANY ARBITRATION, OR TO INCLUDE IN ANY ARBITRATION ANY DISPUTE AS A REPRESENTATIVE OR MEMBER OF A CLASS, OR TO ACT IN ANY ARBITRATION IN THE INTEREST OF THE GENERAL PUBLIC OR IN ANY PRIVATE ATTORNEY GENERAL CAPACITY. 30. Entire Agreement. This document contains the entire Agreement of the parties and supersedes all prior Agreements or representations oral or written with respect to the Property which are not expressly set forth herein or incorporated herein by reference. This Agreement may be modified only in writing, signed and dated by both parties. All express representations and warranties shall survive closing. Both parties acknowledge that they have not relied on any statements of the real estate agent or broker which are not Page 5 of 7 Seller: / Buyer: / © 2022 Nebraska REALTORS® Association Date: Date: Produced with zipForm® by zipLogix 18070 Fifteen Mile Road, Fraser, Michigan 48026 www.zipLogix.com January 11, 2024 9pm cst 01/11/2024 01/11/2024 7931 N 93rd Street DocuSign Envelope ID: 2670A199-C951-4CEC-85A0-A452CF627317

DocuSign Envelope ID: 2670A199-C951-4CEC-85A0-A452CF627317

herein expressed. "Buyer" shall be one or more. "Seller" shall be one or more. Whenever required by context, singular shall include the plural, the plural the singular, and one gender shall include all genders. Time is of the essence in this Agreement.

31. Authority to Sign. The undersigned Seller(s) and Buyer(s) each represent and warrant that they are duly empowered and/or authorized, whether individually, on behalf of any entity or as a fiduciary, to enter into this Purchase Agreement and create a valid and binding contract. Seller represents all parties required to transfer title to the Property are parties to this contract.

Buyer reserves the right to withdraw this Offer prior to acceptance. Withdrawal shall be complete if verbal notification of withdrawal is made to the Seller's Limited Agent or Broker of the Seller's Limited Agent or the Seller before the delivery of Seller's written acceptance.

IF PARAGRAPH 29 IS CHECKED, THIS CONTRACT CONTAINS AN ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES

BUYER DocuSigned by: 9E4AED10292347D... DATE 01/11/2024

BUYER ______ DATE ______

ADDRESS ______ ZIP ______ PHONE ______

NAMES FOR DEED: Neptune REM, LLC

Check one: ☐ JTWROS ☒ Tenants in common ☐ Other ______

Check one: ☐ Husband and Wife ☐ Single Person ☐ Other ______

RECEIPT FOR EARNEST MONEY

RECEIVED FROM: at acceptance the sum of $ 2,500.00 by

☐ check ☐ cash ☐ other ______ to apply to the purchase price of the Property on terms and conditions as stated. In the event this offer is not accepted by the Seller of the Property within the time specified the earnest money shall be refunded.

Rely Real Estate REALTORS® By: ______
Jade Lafleur

Complete ***only one*** of A, B or C below:

A: Acceptance of All Terms: Seller accepts all of the terms of the above Agreement and agrees to perform all of its terms.

IF PARAGRAPH 29 IS CHECKED, THIS CONTRACT CONTAINS AN ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES

Seller DocuSigned by: 9E4AED10292347D... Date 1/11/2024 Time ______

Seller ______ Date ______ Time ______

B: Counter Offer #1 By Seller: In response to the above Purchase Agreement dated January 11, 2024 for the sale of the Property, all of the terms and conditions of the Purchase Agreement are accepted and shall remain the same with the exception of the following:

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© 2022 Nebraska REALTORS® Association

Seller: DS / ______ Buyer: DS / ______
Date: 01/11/2024 Date: 01/11/2024

Produced with zipForm® by zipLogix 18070 Fifteen Mile Road, Fraser, Michigan 48026 www.zipLogix.com 7931 N 93rd Street

DocuSign Envelope ID: 2670A199-C951-4CEC-85A0-A452CF627317

This Counter Offer shall expire ______________________ (*date*), at ___________ Time ___________ (hour in the time zone of the office of the Seller's agent) and be automatically null and void unless, prior to the time of expiration, Buyer's written acceptance is delivered to the Seller's Limited Agent or their Broker's office or the Seller.

If this Counter Offer is accepted, the Purchase Agreement as amended by this Counter Offer shall become a contract between the parties.

Seller reserves the right to withdraw this Counter Offer prior to acceptance. Withdrawal shall be complete if verbal notification of withdrawal is made to the Buyer's Agent or Broker of the Buyer's Agent or Buyer before the delivery of Buyer's written acceptance.

Seller Date Time Seller Date Time

☐ accept ☐ reject this Counter Offer ______________________ (*date*), at ___________ Time ___________

Buyer Date Time Buyer Date Time

☐ See attached Buyer Counter Offer.

C: Rejection: The foregoing offer is rejected.

Seller Date Time Seller Date Time

RECEIPTS FOR FULLY EXECUTED PURCHASE AGREEMENT

Buyer acknowledges receipt of executed copy of this Agreement.

DocuSigned by:
1/11/2024

(Buyer) 3E4AED10292347D... Date (Buyer) Date

Seller acknowledges receipt of executed copy of this Agreement.

DocuSigned by:
1/11/2024

(Seller) 3E4AED10292347D... Date (Seller) Date

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© 2022 Nebraska REALTORS® Association

Seller: DS / ______ Buyer: DS / ______
Date: 01/11/2024 Date: 01/11/2024

Produced with zipForm® by zipLogix 18070 Fifteen Mile Road, Fraser, Michigan 48026 www.zipLogix.com
7931 N 93rd Street